Exhibit 23.1

Robison, Hill & Co.	Certified Public Accountants
A PROFESSIONAL CORPORATION
Brent M. Davies, CPA
David O. Seal, CPA
W. Dale Westenskow, CPA
Barry D. Loveless, CPA

CONSENT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors
Homeland Precious Metals Corp.

We have issued an audit report dated April 21, 2004 for the year ended March 31, 2004 for Homeland Precious Metals Corp. included in the Registration Statement Form S-8. We consent to the use of our auditors report in the aforementioned registration statement and to the reference to our firm under the heading "Experts."

Respectfully submitted,

/s/ Robison, Hill & Co.
Certified Public Accountants

Salt Lake City, Utah
April 12, 2005

MEMBERS OF AMERICAN INSTITUTE OF CERTIFIED PUBLIC ACCOUNTANTS
MEMBERS OF THE SEC PRACTICE SECTION and THE PRIVATE COMPANIES PRACTICE SECTION

1366 East Murray-Holladay Road, Salt Lake City, Utah 84117-5050
Telephone 801/272-8045, Facsimile 801/277-9942